Exhibit 2.1
SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER
THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the “Amendment”), is dated as of March 24, 2009, by and among Nyx Acquisitions, Inc., a Delaware corporation (“Parent”), The Conceived Group, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Image Entertainment, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
A.
Parent, Merger Sub and the Company are party to that certain Agreement and Plan of Merger, dated as of November 20, 2008, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of February 27, 2009 (as amended, the “Merger Agreement”).

B.	Parent and Merger Sub were not able to consummate the Closing contemplated by the Merger Agreement on March 20, 2009.
C.
In exchange for the agreements and covenants of Parent and Merger Sub herein, the Company is willing to extend the time for the Closing under the Merger Agreement as provided in this Amendment in order to allow Parent and Merger Sub to have additional time to arrange and obtain the Financing.

D.	Parent, Merger Sub and the Company desire to amend the Merger Agreement in the manner more particularly described below.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Parent, Merger Sub and the Company have agreed to amend the Merger Agreement as follows:
1.1 Certain Definitions. Section 1.01 of the Merger Agreement is hereby amended and restated as follows:
1.1.1 The definition of “Additional Deposit” is hereby deleted in its entirety.
1.1.2 The following definitions shall be inserted into Section 1.01 in alphabetical order:
“Fifth Deposit” shall have the meaning set forth in Section 3.09.
“Fourth Deposit” shall have the meaning set forth in Section 3.07(d).

“Partial Release Deadline” shall have the meaning set forth in Section 3.08.
“Partial Release of Deposit” shall have the meaning set forth in Section 3.08.
“Sixth Deposit” shall have the meaning set forth in Section 3.10.
1.1.3 The definition of “Business Interruption Fee” is hereby amended by deleting such definition in its entirety and replacing it with the following:
“‘Business Interruption Fee’ means Two Million Five Hundred Thousand Dollars ($2,500,000); provided, however, that:
(a) upon the Partial Release of Deposit by Parent pursuant to Section 3.08, then the Business Interruption Fee shall mean One Million Five Hundred Thousand Dollars ($1,500,000);
(b) if Parent shall give written notice requesting the extension of the Scheduled Closing Date pursuant to Section 3.09 hereof, then the Business Interruption Fee shall mean Three Million Dollars ($3,000,000); and
(c) if Parent shall give written notice requesting the extension of the Scheduled Closing Date pursuant to Section 3.10 hereof, then the Business Interruption Fee shall mean Six Million Dollars ($6,000,000).”
1.1.4 The definition of “Deposit” is hereby amended by deleting such definition in its entirety and replacing it with the following:
“‘Deposit’ means (i) the sum of the Initial Deposit, the Second Deposit, the Third Deposit, the Fourth Deposit and, if deposited pursuant to Section 3.09 and Section 3.10, respectively, the Fifth Deposit and Sixth Deposit, less the Partial Release of Deposit released by Parent pursuant to Section 3.08”
1.2 The Merger. Section 2.01(b) of the Merger Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:
“Closing. The Closing shall take place at 8:00 a.m. local time on a date to be specified by the parties hereto, which date shall be no later than April 6, 2009 (the “Scheduled Closing Date”), at the offices of Manatt, Phelps & Phillips, LLP, 11355 West Olympic Blvd., Los Angeles, California 90064, unless another time, date or place is agreed to by Parent and the Company. The Scheduled Closing Date may be extended pursuant to Section 3.09 and Section 3.10 below. The actual date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
1.3 Deposit. Section 3.07 of the Merger Agreement is hereby amended by adding the following new subsection (d), which shall be inserted at the end of such section:
“(d) by 5:00 p.m. local time on March 20, 2009, deposit the amount of Two Hundred Thousand Dollars ($200,000) cash (the “Fourth Deposit”) to an account designated by the Company, to be held in trust for the benefit of the Company, subject to the Trust Instructions.”

1.4 Additional Deposit. Section 3.08 of the Merger Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:
“Partial Release of Deposit. In consideration for the Company entering into, and as an inducement and condition to the willingness of the Company to enter into, this Agreement, Parent shall authorize the release of One Million Dollars ($1,000,000) of those amounts held in trust for the benefit of the Company, subject to the Trust Instructions, in accordance with the Trust Instructions (the “Partial Release of Deposit”), by 5:00 p.m. local time on March 25, 2009 (the “Partial Release Deadline”). Parent hereby acknowledges that amounts paid to the Company pursuant to the Partial Release of Deposit will not be paid to the Paying Agent pursuant to the Trust Instructions, will not form part of the Merger Consideration or Option Consideration payable to stockholders upon Closing, and are not refundable to Parent under any circumstance.”
1.5 Fifth Deposit. The Merger Agreement is hereby amended by adding a Section 3.09 which shall read as follows:
“Fifth Deposit. If Parent (i) by 5:00 p.m. local time on April 2, 2009 delivers written notice to the Company requesting an extension to the Scheduled Closing Date, and (ii) by 5:00 p.m. local time on April 6, 2009, deposits an additional amount of One Million Five Hundred Thousand Dollars ($1,500,000) in immediately available funds (the Fifth Deposit”) to an account designated by the Company, to be held in trust for the benefit of the Company, subject to the Trust Instructions, then the Scheduled Closing Date shall be extended to April 20, 2009.”
1.6 Sixth Deposit. The Merger Agreement is hereby amended by adding a Section 3.10 which shall read as follows:
“Sixth Deposit. If Parent (i) by 5:00 p.m. local time on April 16, 2009 delivers written notice to the Company requesting an extension to the Scheduled Closing Date, and (ii) by 5:00 p.m. local time on April 20, 2009, deposits an additional amount of Three Million Dollars ($3,000,000) in immediately available funds (the “Sixth Deposit”) to an account designated by the Company, to be held in trust for the benefit of the Company, subject to the Trust Instructions, then the Scheduled Closing Date shall be extended to May 4, 2009.”
1.7 Termination. Section 9.01(e) of the Merger Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:
“(e) by the Company, if (i) Parent shall not have released the Partial Release of Deposit on or prior to the Partial Release Deadline or (ii) the Merger shall not have been consummated on or prior to the Scheduled Closing Date, other than as a result of the Company’s refusal to close in violation of this Agreement.”
1.8 References to the Merger Agreement. Subject to Section 1.9 of this Amendment, after giving effect to this Amendment, each reference in the Merger Agreement to “Agreement,” “hereof,” “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment, all references in the Company Disclosure Letter to “the Agreement” shall refer to the Merger Agreement as amended by this Amendment, and all references in the Trust Instructions shall refer to the Merger Agreement as amended by this Amendment.

1.9 Date References. All references in the Merger Agreement and the Company Disclosure Letter to “the date hereof,” “the date of this Agreement” or words of like import shall remain as references to November 20, 2008.
1.10 General Provisions. The provisions of Article VIII (General Provisions) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.
1.11 No Further Amendment. Except as expressly amended hereby, all the terms, conditions, representations, warranties, covenants and provisions of the Merger Agreement and the Company Disclosure Letter shall remain in full force and effect in accordance with their respective terms.
[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

NYX ACQUISITIONS, INC.
By:	/s/ JOE Q. BRETZ
	Name:	Joe Q. Bretz
	Title:	Chief Executive Officer

THE CONCEIVED GROUP, INC.
By:	/s/ JOE Q. BRETZ
	Name:	Joe Q. Bretz
	Title:	Chief Executive Officer

IMAGE ENTERTAINMENT, INC.
By:	/s/ MARTIN W. GREENWALD
	Name:	Martin W. Greenwald
	Title:	Chairman of the Board